As filed with the Securities and Exchange Commission on August 22, 2008
Registration Statement No.________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HEALTH SYSTEMS SOLUTIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	82-0513245
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

405 N. Reo Street, Suite 300, Tampa, Florida 33609
(Address of Principal Executive Offices including Zip Code)

2003 Management and Director Equity Incentive and Compensation Plan, as amended
(Full Title of the Plan)

Stan Vashovsky, Chief Executive Officer
405 N. Reo Street, Suite 300
Tampa, Florida 33609
(813) 282-3303
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filed, a non-accelerated filer or a smaller reporting company as defined in Rule 12b-2 of the Exchange Act.

Large accelerated file	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.001 par value per share	3,210,000		(2)	4,437,070.52	(2)	$174.38

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Registrant's shares of outstanding common stock.

(2)
Under the terms of the stock option plan 3,210,000 shares of common stock have been reserved for issuance. As of the date of this registration statement, options to purchase a total of 3,020,812 shares of common stock are currently outstanding, options to purchase a total of 1,250 shares of common stock have been exercised, 120,000 shares were issued pursuant to a restricted stock award and 68,563 shares of common stock may still be offered under this plan. The currently outstanding options to purchase 3,020,812 shares of common stock may be exercised as follows: (i) 20,937 shares at an exercise price of $0.33 per share, (ii) 2,542,500 shares at an exercise price of $1.00 per share, (iii) 7,875 shares at an exercise price of $1.01 per share, (iv) 37,500 shares at an exercise price of $1.85 per share, (v) 28,750 shares at an exercise price of $2.00 per share, (vi) 340,000 shares at an exercise price of $2.55 per share, (vii) 37,500 shares at an exercise price of $3.50 per share, and (viii) 5,750 shares at an exercise price of $3.90 per share. The offering price of $3.87 per share for the remaining 69,188 shares of common stock available for issuance under the plan and 120,000 shares issued pursuant to the restricted stock award, has been provided solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and was calculated based on the average of the bid and asked prices reported on the OTC Electronic Bulletin Board.

GENERAL INFORMATION

This Registration Statement on Form S-8 is being filed for the purpose of registering shares of common stock, par value $0.001 per share ("Common Stock"), of Health Systems Solution, Inc., a Nevada corporation (the "Company"), to be offered pursuant to the Company's 2003 Management and Director Equity Incentive and Compensation Plan (the "Plan"). The maximum number of shares of Common Stock reserved and available for issuance under the Plan is 3,210,000 shares.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by the U.S. Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in Item 1 and Item 2 of Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to the participating employees as specified by rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission either as a party of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We incorporate by reference into this Registration Statement as of their respective dates the following documents previously filed by the Company (Commission File No. 000-27197) with the Commission:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 31, 2008;

2.	Current Reports on Form 8-K filed on January 17, 2008 and May 23, 2008;

3.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 15, 2008;

4.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 13, 2008; and

5.
The description of the Company’s common shares, par value $0.001 per share, contained in the Company’s Registration Statement on Form 10-SB/A (pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) filed on November 12, 1999 and any amendment or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicate that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents; except as to any information furnished pursuant to Items 2.02 or 7.01 of Current Report on Form 8-K or information furnished in any portion of Annual Reports on Form 10-K that is not deemed filed under such provisions.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as modified or superseded.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the "NRS") and our Bylaws.

Under the NRS, unless it is specifically limited by a company’s articles of incorporation, a director is not subject to monetary liability to a company or its shareholders for any damages as a result of any act or failure to act in his capacity as a director unless it is proven that (a) his act or failure to act constituted a breach of his fiduciary duties and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of the law. Our articles of incorporation do not limit this statutory immunity.

As permitted by the NRS, our Bylaws also include indemnification provisions and provide that the Company shall have the power to purchase directors' and officers' liability insurance. In particular, our Bylaws include the following indemnification provisions covering our directors and officers:

(1) The corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) The corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3) To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsections (1) or (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

(4) Any indemnification under subsections (1) or (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (1) or (2). Such determination shall be made:

(a) By the board of directors by a majority of a quorum consisting of directors who were not parties to such proceeding;

(b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

(c) By independent legal counsel:

(i) Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

(ii) If a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designed under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

(d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

(5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4) (c) shall evaluate the reasonableness of expenses and may authorize indemnification.

(6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

(7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and the corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

(a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

(b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

(c) In the case of a director, a circumstance under which the liability provisions of the Nevada General Corporation Law are applicable; or

(d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of the shareholder.

(8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

(9) Notwithstanding the failure of the corporation to provide indemnification, and despite any contrary determination of the board or of the shareholder in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

(a) The director, officer, employee, or agent if entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

(b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

(c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2) or subsection (7).

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description	Method of Filing
4.1	Certificate of Incorporation and Change of Domicile	Previously filed with our Definitive Proxy Statement filed on August 23, 2001.
4.2	Certificate of Amendment to the Company's Articles of Incorporation effectuating the Reverse Stock Split.	Previously filed with our Form 8-K Current Report filed on November 1, 2002.
4.3	Certificate of Amendment to the Company's Articles of Incorporation (designation of Series A Preferred Stock).	Previously filed with our Form 8-K Current Report filed on November 1, 2002.
4.4	Certificate of Amendment to the Company's Articles of Incorporation (Name change).	Previously filed with our Definitive Information Statement filed on November 15, 2002.
4.5	Certificate of Designation of Series B Preferred Stock	Previously filed with our Form 8-K Current Report filed on May 15, 2003.
4.6	Certificate of Amendment to the Company’s Articles of Incorporation (increasing the authorized number of shares of common stock and Preferred Stock).	Previously filed with our Definitive Information Statement filed on June 3, 2003.
4.7	Certificate of Amendment to the Company's Articles of Incorporation (effectuating the Reverse Stock Split).	Previously filed with our Definitive Information Statement filed on June 17, 2004.
4.8	Bylaws	Previously filed with our Form SB-2 filed on July 8, 2004.
4.9	Form of Warrant Agreement and Warrant Assignment Form	Previously filed with our Form 8-K Current Report filed on November 1, 2002.

Exhibit No.	Description	Method of Filing
4.10	Registration Rights Agreement, dated as of October 22, 2002, among the Company, SIBL, Daniel Boger, Ronald Stein, Osvaldo Pi, William Fusselmann and Deluxe Investment Company	Previously filed with our Form 8-K Current Report filed on November 1, 2002.
4.11	Amendment to Registration Rights Agreement, dated October 22, 2002, as amended	Previously filed with our Company’s Form 10-KSB Annual Report for the year ended December 31, 2003.
4.12	Instrument of Warrant Repricing dated April 30, 2003	Previously filed with our Form 8-K Current Report filed on May 15, 2003.
4.13	Registration Rights Agreement, dated as of April 30, 2003, among the Company and SIBL Venture Capital Holdings, Inc.	Previously filed with our Form 8-K Current Report filed on May 15, 2003.
4.14	Amendment to Registration Rights Agreement, dated April 30, 2003, as amended	Previously filed with our Company’s Form 10-KSB Annual Report for the year ended December 31, 2003.
4.15	Warrant Purchase Agreement, dated July 6, 2004	Previously filed with our Form 8-K Current Report filed on July 6, 2004.
4.16	Registration Rights Agreement, dated July 6, 2004 among the Company and SBL Venture Capital Holdings, Inc.	Previously filed with our Form 8-K Current Report filed on July 6, 2004.
4.17	Warrant Assignment Agreement, dated July 6, 2004	Previously filed with our Form 8-K Current Report filed on July 6, 2004.
5.1	Opinion of Carlton Fields, P.A.	Filed herewith
23.1	Consent of Carlton Fields, P.A.	Contained in Exhibit 5.1 to this Registration Statement.
23.2	Consent of Sherb & Co.	Filed herewith.
24.1	Power of Attorney	Contained in the Signature Page of this Registration Statement.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 22nd day of August, 2008.

HEALTH SYSTEMS SOLUTIONS, INC.

By:	/s/ Stan Vashovsky
Stan Vashovsky
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS that each individual whose signatures appear below hereby severally constitute and appoint Stan Vashovsky and Michael G. Levine, and each of them singly, his or her true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him or her, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to the registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys in fact and agents, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done on our behalf in our capacities as directors to enable Health Systems Solutions, Inc. to comply with the provisions of the Securities Act and all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stan Vashovsky	Chief Executive Officer and Director	August 22, 2008
Stan Vashovsky	(Principal executive officer)

/s/ Michael G. Levine	Chief Financial Officer	August 22, 2008
Michael G. Levine	(Principal accounting and financial officer)

/s/ Kathy Bowles	Director	August 22, 2008
Kathy Bowles

/s/ Michael Breiner	Director	August 22, 2008
Michael Breiner

/s/ Steven Katz	Director	August 22, 2008
Steven Katz

/s/ Jack Price	Director	August 22, 2008
Jack Price

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Certificate of Incorporation and Change of Domicile	Previously filed with our Definitive Proxy Statement filed on August 23, 2001.
4.2	Certificate of Amendment to the Company's Articles of Incorporation effectuating the Reverse Stock Split.	Previously filed with our Form 8-K Current Report filed on November 1, 2002.
4.3	Certificate of Amendment to the Company's Articles of Incorporation (designation of Series A Preferred Stock).	Previously filed with our Form 8-K Current Report filed on November 1, 2002.
4.4	Certificate of Amendment to the Company's Articles of Incorporation (Name change).	Previously filed with our Definitive Information Statement filed on November 15, 2002.
4.5	Certificate of Designation of Series B Preferred Stock	Previously filed with our Form 8-K Current Report filed on May 15, 2003.
4.6	Certificate of Amendment to the Company’s Articles of Incorporation (increasing the authorized number of shares of common stock and Preferred Stock).	Previously filed with our Definitive Information Statement filed on June 3, 2003.
4.7	Certificate of Amendment to the Company's Articles of Incorporation (effectuating the Reverse Stock Split).	Previously filed with our Definitive Information Statement filed on June 17, 2004.
4.8	Bylaws	Previously filed with our Form SB-2 filed on July 8, 2004.
4.9	Form of Warrant Agreement and Warrant Assignment Form	Previously filed with our Form 8-K Current Report filed on November 1, 2002.
4.10	Registration Rights Agreement, dated as of October 22, 2002, among the Company, SIBL, Daniel Boger, Ronald Stein, Osvaldo Pi, William Fusselmann and Deluxe Investment Company	Previously filed with our Form 8-K Current Report filed on November 1, 2002.
4.11	Amendment to Registration Rights Agreement, dated October 22, 2002, as amended	Previously filed with our Company’s Form 10-KSB Annual Report for the year ended December 31, 2003.
4.12	Instrument of Warrant Repricing dated April 30, 2003	Previously filed with our Form 8-K Current Report filed on May 15, 2003.

Exhibit No.	Description	Method of Filing
4.13	Registration Rights Agreement, dated as of April 30, 2003, among the Company and SIBL Venture Capital Holdings, Inc.	Previously filed with our Form 8-K Current Report filed on May 15, 2003.
4.14	Amendment to Registration Rights Agreement, dated April 30, 2003, as amended	Previously filed with our Company’s Form 10-KSB Annual Report for the year ended December 31, 2003.
4.15	Warrant Purchase Agreement, dated July 6, 2004	Previously filed with our Form 8-K Current Report filed on July 6, 2004.
4.16	Registration Rights Agreement, dated July 6, 2004 among the Company and SBL Venture Capital Holdings, Inc.	Previously filed with our Form 8-K Current Report filed on July 6, 2004.
4.17	Warrant Assignment Agreement, dated July 6, 2004	Previously filed with our Form 8-K Current Report filed on July 6, 2004.
5.1	Opinion of Carlton Fields, P.A.	Filed herewith
23.1	Consent of Carlton Fields, P.A.	Contained in Exhibit 5.1 to this Registration Statement.
23.2	Consent of Sherb & Co.	Filed herewith.
24.1	Power of Attorney	Contained in the Signature Page of this Registration Statement.